SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 21, 2014

U-SWIRL, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53130 (Commission File Number)	43-2092180 (IRS Employer Identification No.)

1175 American Pacific, Suite C, Henderson, Nevada 89074
(Address of principal executive offices)(Zip Code)

(702) 586-8700
Registrant's telephone number, including area code

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

On April 21, 2014, U-Swirl, Inc. (the “Company”) and Rocky Mountain Chocolate Factory, Inc. (“RMCF”) agreed to modify the warrant issued to RMCF in January 2013, which allowed RMCF to maintain its pro-rata ownership interest if existing stock options and/or warrants were exercised.  Under that warrant, RMCF has the right to purchase 1.5 times the number of shares of common stock issued upon exercise of the Class C warrant.  Pursuant to the modification, RMCF will exercise that portion of the warrant which corresponds to the exercise of the Class C warrant to the fullest extent possible on a “cashless exercise” basis on May 23, 2014.

Item 8.01	Other Events

On April 22, 2014, the Company issued a press release announcing its intention to redeem its outstanding Class C Warrants. Pursuant to a Notice of Redemption mailed to the affected warrant holders (the “Holders”) on April 22, 2014, the Holders will have until 5:00 p.m. Eastern Time on May 22, 2014 to exercise their outstanding warrants at $0.60 per share. Thereafter, any warrants that remain unexercised will automatically be redeemed by the Company at a redemption price of $0.05 per warrant.

The Company estimates that approximately 1,005,000 warrant shares are affected by the Notice of Redemption.  As a result, if all warrant holders elect to exercise their warrants prior to the redemption date, approximately $603,000 of additional equity capital will be raised by the Company.  If none of the warrant holders exercise their warrants prior to the redemption date the Company will redeem and cancel all affected warrants at an aggregate cost of approximately $50,250.

The full text of the Company’s press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01                      Financial Statements and Exhibits

Exhibit No.	Document
4.1	Letter modifying Warrant issued to Rocky Mountain Chocolate Factory, Inc.
99.1	Press release dated April 22, 2014

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U-SWIRL, INC.
April 22, 2014	By: /s/ Ulderico Conte Ulderico Conte Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Document
4.1	Letter modifying Warrant issued to Rocky Mountain Chocolate Factory, Inc.
99.1	Press release dated April 21, 2014

3